Exhibit 10.1

3000 John Deere Road, Toano, VA 23168
Phone: (757) 259-4280 Fax: (757) 259-7293

___________________ , ____

[Name]

[Street]

[City, State]

RE:	Non-employee Director Restricted Stock Award Agreement

Dear [Name]:

Lumber Liquidators Holdings, Inc. (the “Company”) has designated you to be a recipient of restricted shares of the common stock of the Company, par value $.001 per share (“Stock”), subject to the service-based vesting restrictions and other terms set forth in this Award Agreement and in the Lumber Liquidators Holdings, Inc. 2011 Equity Compensation Plan, as amended (the “Plan”).

The grant of these restricted shares of Stock is made pursuant to the Plan. The Plan is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). The terms of the Plan are incorporated into this Award Agreement and in the case of any conflict between the Plan and this Award Agreement, the terms of the Plan shall control. A copy of the Plan will be provided to you upon request.

1.       Grant. In consideration of your agreements contained in this Award Agreement, the Company hereby grants to you ________ shares of Company Stock (the “Restricted Stock”) as of ____________ (the “Grant Date”). The Restricted Stock is subject to the vesting restrictions set forth in Section 2 below. Until the vesting restrictions have lapsed, the Restricted Stock is forfeitable and nontransferable.

2.       Vesting. The grant of the Restricted Stock is subject to the following terms and conditions:

(a)       The shares of Restricted Stock shall vest, and shall no longer be subject to restriction, upon your continued service on the Board through the following Vesting Date:

Vesting Date	Number of Shares

(b)       The Restricted Stock granted hereunder shall also 100% vest upon a Change in Control of the Company (as defined in the Plan) to the extent not already vested.

(c)       If your service on the Board ceases for any reason, and you are not otherwise 100% vested in the Restricted Stock granted hereunder, the total number of shares of Restricted Stock that shall be vested (including any shares in which you are already vested under this Award Agreement) shall equal the total number of shares listed above in Section 1 multiplied by a fraction (not to exceed 1), the numerator of which is the number of days elapsed from the Grant Date until the date of your ceasing to serve on the Board, and the denominator of which is the number of days between the Grant Date and the final vesting date listed in the table in Section 2(a).

(d)       Except as set forth in Section 2(c), you must be serving on the Board on the relevant date for any Restricted Stock to vest. Except as set forth in Section 2(c), if your service on the Board ceases for any reason, any rights you may have under this Award Agreement with regard to unvested Restricted Stock shall be null and void.

3.       Dividends. During the period beginning with the Grant Date and ending with the vesting date under Section 2 above or the earlier forfeiture of your Restricted Stock, (a) dividends or other distributions paid in shares of Stock shall be subject to the same restrictions as set forth in Section 2 above, and (b) dividends paid or other distributions paid in cash shall be paid at the same time as such dividends are paid by the Company with respect to authorized and issued shares held by its other shareholders of record.

4.       Forfeiture and Repayment Provision. If the Committee determines, in its sole discretion, that you have, at any time, willfully engaged in conduct that is harmful to the Company (or any Related Company), the Committee may declare that all or a portion of this Restricted Stock award is immediately forfeited. If the Committee determines, in its sole discretion, that you have willfully engaged in conduct that is harmful to the Company (or any Related Company), you shall repay to the Company all or any vested shares of Company Stock owned by you as a result of this Award Agreement or all or any of the amount realized as a result of the sale of Company Stock awarded to you under this Award Agreement, to the extent required by the Committee; so long as you have been notified in writing of the Committee’s determination within one year of the vesting of such Company Stock under this Award Agreement. Repayment or forfeiture required under this Section shall be enforced by the Board or its delegate, in the manner the Board or its delegate determines to be appropriate. Your acceptance of the Restricted Stock reflected in this Award Agreement constitutes acceptance of the forfeiture and repayment provisions of this Section. Notwithstanding the foregoing, in the event that a Change in Control of the Company has occurred subsequent to the date of this Award Agreement, a determination that you have willfully engaged in conduct that is harmful to the Company (or any Related Company) must be made by a Committee the majority of which is made up of members who were serving as independent directors of the Company during the three-month period immediately preceding the Change of Control of the Company. Further, notwithstanding anything to the contrary in this Agreement, no repayment or clawback shall be applicable to actions that occurred either prior or subsequent to your term as a non-employee Director.

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5.       Cancellation of Restricted Stock. To facilitate the cancellation of any Restricted Stock pursuant to Section 2 above, you hereby appoint the Corporate Secretary of the Company as your attorney in fact, with full power of substitution, and authorize him or her, upon the occurrence of a forfeiture pursuant to Section 2 above, to notify the Company’s registrar and transfer agent of the forfeiture of such shares and, if necessary, to deliver to the registrar and transfer agent the certificate representing such shares together with instructions to cancel the shares forfeited. The registrar and transfer agent shall be entitled to rely upon any notices and instructions delivered by your attorney in fact concerning a forfeiture under the terms of this Award Agreement.

6.       Custody of Certificates. At the option of the Company, custody of stock certificates evidencing the Restricted Stock shall be retained by the Company or held in uncertificated form.

7.       Rights as a Shareholder. Subject to the provisions of this Award Agreement, you generally will have all of the rights of a holder of Company Stock with respect to all of the Restricted Stock awarded to you under this Award Agreement from and after the Grant Date until the shares either vest or are forfeited, including the right to vote such shares and to receive dividends paid thereon in accordance with the provisions of Section 3.

8.       Transfer Restrictions. You may not sell, assign, transfer, pledge, hypothecate or encumber the Restricted Stock awarded to you under this Award Agreement prior to the time such Restricted Stock becomes fully vested in accordance with this Award Agreement.

9.       Fractional Shares. A fractional share of Company Stock will not be issued and any fractional shares shall be paid in cash.

10.       Adjustments. If the number of outstanding shares of Company Stock is increased or decreased as a result of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation, or other change in the Company’s capitalization without the receipt of consideration by the Company, the number and kind of your unvested Restricted Stock shall be proportionately adjusted by the Committee, whose determination shall be binding.

11.       Notices. Any notice to be given to the Company under the terms of this Award Agreement shall be addressed to the Corporate Secretary at Lumber Liquidators Holdings, Inc., 3000 John Deere Road, Toano, Virginia 23168. Any notice to be given to you shall be addressed to you at the address set forth above or your last known address at the time notice is sent. Notices shall be deemed to have been duly given if mailed first class, postage prepaid, addressed as above.

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12.       Applicable Withholding Taxes. No Restricted Stock shall be delivered to you until you have paid to the Company (either in cash or by the surrender of shares of the Restricted Stock) the amount that must be withheld under federal, state and local income and employment tax laws or you and the Company have made satisfactory arrangements for the payment of such taxes.

13.       Applicable Securities Laws. You may be required to execute a customary written indication of your investment intent and such other agreements the Company deems necessary or appropriate to comply with applicable securities laws. The Company may delay delivery of the Restricted Stock until you have executed such indication or agreements.

14.       Acceptance of Restricted Stock. By signing this Award Agreement, you indicate your acceptance of the Restricted Stock and your agreement to the terms and conditions set forth in this Award Agreement which, together with the terms of the Plan, shall become the Company’s Restricted Stock Award Agreement with you. You also hereby acknowledge that a copy of the Plan has been made available and agree to all of the terms and conditions of the Plan, as it may be amended from time to time. Unless the Company otherwise agrees in writing, the Restricted Stock granted under this Award Agreement will not become vested if you do not accept this Award Agreement within thirty days of the Grant Date.

15.       Clawback. Pursuant to Section 13.07 of the Plan, any Award granted pursuant to the Plan is subject to such deductions, repayment and clawback as may be required by any applicable law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement), or as otherwise set out herein. Acceptance of the Restricted Stock granted hereunder constitutes acceptance of the repayment provisions described in Section 13.07 of the Plan. Notwithstanding anything to the contrary in this Agreement, no repayment or clawback shall be applicable to actions that occurred either prior or subsequent to your term as a non-employee Director.

16.       Binding Effect. This Agreement shall be binding upon and inure to the benefit of your legatees, distributees, and personal representatives and the successors of the Company. Any references herein to the Company (or any Related Company) shall include any successor company to either.

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IN WITNESS WHEREOF, the Company has caused this Restricted Stock Award Agreement to be signed, as of _____________________.

LUMBER LIQUIDATORS HOLDINGS, INC.

By:

Name:

Its:

Agreed and Accepted:

 ________________________________

[Name of Grant Recipient]

________________________________

[Date]

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